UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 3, 2009

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)
Commission File Number: 333-124878
I.R.S. Employer Identification Number: 59-3796143
12200 Herbert Wayne Court, Suite 150 (28078)
P.O. Box 3145
Huntersville, North Carolina 28070-3145
Telephone: (704) 992-2000
(Address of principal executive offices and telephone number)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 3, 2009, the board of directors of American Tire Distributors Holdings, Inc. (the “Company”) appointed William E. Berry as a member of the board of directors. Mr. Berry has served as the Company’s Chief Executive Officer since April 2009 and has been president since May 2003. He was the Company’s Chief Operating Officer from May 2003 to April 2009, Executive Vice President and Chief Financial Officer from January 2002 to May 2003 and Senior Vice President of Finance for the Southeast Division from May 1998 to January 2002. Mr. Berry joined the Company in May 1998 as a result of the merger with Itco Tire Co., where he served as Controller from 1984 to 1998, Executive Vice President in charge of business development and sales and marketing from 1996 to 1998 and Senior Vice President of Finance from 1991 to 1996. Prior to that, Mr. Berry held a variety of financial management positions for a subsidiary of the Dr Pepper Company and also spent three years in a public accounting firm. He holds a bachelor’s degree in business administration from Virginia Tech.
     On May 13, 2009, the board of directors of the Company appointed Christopher Laws as a member of the board of directors and audit committee. Mr. Laws is a Director of Greenbriar Equity Group LLC, which he joined in June 2006. Prior to joining Greenbriar, he was employed at Blue Point Capital Partners, where he focused on investments in industrial manufacturing and service companies. Prior to joining Blue Point, he was employed by Morgan Stanley’s Real Estate Private Equity group in Tokyo and its Real Estate Private Equity and Investment Banking Group in New York. Mr. Laws holds a bachelor’s degree from Dartmouth College and an MBA from Harvard Business School.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.
By:	/s/ David L. Dyckman
David L. Dyckman
Executive Vice President and Chief Financial Officer

Date: February 5, 2010